Exhibit 10.1

BRICK TOP CHIEF DEVELOPMENT EXECUTIVE SERVICES AGREEMENT

1.

Definitions.     All capitalized words used herein have the following meanings:

a.          “Agreement” means this Brick Top Chief Development Executive Agreement.

b.          “Audition” means a film project controlled by Kassar currently titled “Audition.”

c.          “Company” means Brick Top Productions Inc.

d.          “Condition Precedent” has the meaning set forth in Paragraph 2.

e.          “Kassar” means Mario Kassar.

f.          “Services” has the meaning set forth in Paragraph 3.

g.          “Term” means a period commencing on satisfaction of the Condition Precedent and continuing for one year.

2.

Condition Precedent.          A condition precedent to this Agreement (the “Condition Precedent”) is Company procuring funding of at least $4 million of equity investment (on terms approved by Kassar) for “Audition” by no later than March 30, 2015.

3.

Services of Kassar.           During the Term, Kassar shall render non-exclusive services as Chief Development Executive for the Company (the “Services”). In such capacity, Kassar shall advise the Company on any film projects that it acquires (or is considering acquiring).

4.

Rights of Last Refusal

a.

Company shall have a ten day right of last refusal to match the terms of any equity financing for works Kassar produces during the Term (based on the date of commencement of principal photography) that does not  include distribution rights (for example, Company will not have the right to match financing combined with distribution from a studio).

b.

Company shall have a ten day right of last refusal to match the terms of any equity financing for any derivative works (such as sequels) following the first theatrical film based on “Audition” that does not include distribution rights.   This right of last refusal shall be a “rolling” right that terminates if Company does not exercise this right as to any particular derivative work.

5.

Consideration. Upon satisfaction of the Condition Precedent,  Company will grant Mario 50,000 shares of Company common stock. Kassar shall be responsible for paying income tax on the value of such shares on the date of satisfaction of the Condition Precedent.

6.

Non-Exclusivity. Kassar shall have the right to render services to third parties during the Term, including, without limitation, acting as producer or executive producer on any films or acting as sales agent for films owned by third parties, and any compensation to him for such services shall be for his own account. Kassar shall have the right to control the manner and means of providing the Services, and he shall be an independent contractor with respect to Company.

7.

Expense Reimbursement. During the Term, Company shall reimburse Kassar for expenses he incurs in connection with rendering the Services at Company’s request (such as travel requested by the Company).

8.

Stroock. Stroock & Stroock & Lavan is representing solely Kassar in connection with this Agreement and the “Audition” investment, and is not representing the Company on any matters. Both parties acknowledge that Company paid a  retainer to Stroock on behalf of Kassar, and Kassar is aware of the potential conflict of interest such payment creates, has had the opportunity to discuss the matter with independent counsel, and waives any potential conflict based on such payment.

9.

Governing Law and Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of California (without regard to its conflict of law principles), and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the federal or state courts in Los Angeles County, California. The prevailing party in any litigation shall be entitled to reimbursement of all costs and legal fees incurred in connection with the litigation.

10.

Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes any and all prior negotiations, term sheets, or agreements relating thereto. This Agreement may only be amended by a document executed by both parties hereto.

11.

Execution. This Agreement may be executed in counterparts and transmitted by facsimile or PDF copy, which combined shall constitute an original.

IN WITNESSETH WHEREOF, the parties hereto have executed this Agreement effective as of the date set forth below.

DATE:    11/20/14

BRICK TOP PRODUCTION INC.

By:	/s/ Alexander Bafer
Print:	Alexander Bafer
Title:	CEO

/s/ Mario Kassar
MARIO KASSAR